Form N-SAR,
Sub-Item 77Q1(d)
Copies of any constituent
instruments defining the
rights of shareholders


NUVEEN MULTISTATE TRUST I

333-16617, 811-07747


The rights of the holders of each class of the series in Nuveen Multistate Trust I (the Registrant ) are described in the Amended Establishment and Designation of Classes. This instrument was filed as exhibit 99.A.3 to Form 485APOS filing on December
12, 2013, Accession No. 0001193125-13-471982 and is
incorporated by reference for this Sub-Item 77Q1(d).